Exhibit 99.1

Samsara Luggage secures funding of $1.6M

The company also announces that no reverse split is planned as part of the merger between Samsara and DAVC

NEW YORK, June 6, 2019

Samsara Luggage, Inc. and Darkstar Ventures, Inc. (OTC: DAVC) are pleased to announce that they have secured financing in the aggregate amount of $1.6 million, including convertible loans in the total amount of $1.1 million from YA Global, to be received in three trenches until the merger is complete. An additional $500 thousand were raised as straight equity from a private group of investors.

The two companies previously announced their merger agreement on May 10, 2019.

Samsara, the smart travel tech company, added that the funding will be used for further expansion of sales and business development and for R&D of additional advanced products, that will introduce cutting-edge design, materials and high technology capabilities, including IoT (Internet-of-Things) features.

Darkstar has decided to increase its authorized capital and not to conduct a reverse common stock split as part of the merger transaction.

About Samsara Luggage

Samsara recently launched its global sales via Amazon and other online platforms worldwide, and is one of the few smart luggage companies that are complied with new airline regulations.

Samsara Luggage is dedicated to combining technology, design and material within the travel industry, integrating IoT and smart features in its products.

Utilizing cutting edge technology and design, Samsara Luggage provides products that maintain a high-commitment to quality.

Website: www.samsaraluggage.com

Forward-Looking Statements:

Certain matters discussed in this press release may be forward-looking statements.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including, without limitation, the following: changes in economic conditions; general competitive factors; the company's success in obtaining new customers; the company's ability to execute its business model and strategic plans; the company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q.  The company assumes no obligation to update these forward-looking statements.